Exhibit 10.43

COCA-COLA PLAZA

ATLANTA, GEORGIA

January 1, 2008	ADDRESS REPLY TO
P.O. BOX 1734
ATLANTA, GA 30301
404 676-2121

Coca-Cola Enterprises Limited

Charter Place

Uxbridge

Middlesex UB8 IEZ

England

RE: Bottler’s Agreement for Great Britain

Dear Sirs:

We refer to our recent discussions concerning the interpretation of certain clauses of the Bottler’s Agreement entered into among The Coca-Cola Company, The Coca-Cola Export Corporation (The Coca-Cola Company and The Coca-Cola Export Corporation hereinafter collectively or severally referred to as the “Company” unless otherwise specified) and Coca-Cola Enterprises Limited (hereinafter “CCE”), effective January 1, 2008 (the “Bottler’s Agreement”).

Clause 8(b).

As we have discussed, the purpose of Clause 8(b) of the Bottler’s Agreement is to enable the Company to respond to and address the needs of international and multi-jurisdictional customers as described in the clause. As you can appreciate, this is an important provision to ensure that the system continues to be responsive to customer demands, and maintains its flexibility and competitiveness. We understand your concerns around the Company exercising its rights under this Clause, and confirm that the Company will act reasonably in the exercise of its rights and will consult and agree with you prior to taking any action.

Clause 22(d).

We note that you have expressed concerns regarding the rights that are reserved to the Company in Clause 22(d) of the Bottler’s Agreement. This provision addresses the rights of the parties in establishing and revising the maximum prices for the trademarked beverage products of the Company. While many factors impact pricing, the affordability of our products for our consumers is critically important to the future success of our respective businesses. In the Company’s view affordability reinforces consumer loyalty and repeat purchase of our brands and ensures healthy competition in the marketplace. The Company and the Bottler will engage in full and open dialogue regarding proposed movements in price that impact multiple customers or that are across-the-board for a package by the Bottler. As a result, the Company agrees that it will not exercise the rights set forth in Clause 22(d).

Finally, for the sake of clarity:

(1) Clause 7 of the Bottler’s Agreement does not amend or otherwise change the agreements between us regarding the Global Marketing Fund, and such Global Marketing Fund agreements do not amend or otherwise change the Bottler’s Agreement;

Coca-Cola Enterprises Limited

January 1, 2008

(2) Clause 10 allows you to distribute and sell the Beverages to wholesalers in the Territory who sell to other wholesalers operating in the Territory;

(3) the Clause 20(c) limitations refer only to Company-trademarked items or other Company proprietary items;

(4) paragraph (1.) of Joseph Gladden’s letter dated October 8, 1986 shall be applicable to the Bottler’s Agreement, provided that a new letter shall be issued making specific reference to the equivalent provision in each of CCE’s bottler’s agreements; and

(5) pursuant to Clause 35, the Company and CCE will work to identify and use jointly agreed procedures and processes for incidents involving Company brands. Moreover, CCE recognizes that its close association with the Company means it will use its best efforts to use those same agreed procedures for incidents involving non-Company brands and to involve the Company appropriately when such incidents occur. The parties also agree that each shall not be bound by such procedures to the extent otherwise required by the interests of the company’s shareowners, or by law or regulation.

It is agreed that this letter falls within the merger provisions of clause 37(b) of the Bottler’s Agreement.

We hope that the above addresses your concerns.

Sincerely,

THE COCA-COLA COMPANY

By:
Authorized Representative

Date:	1/10/2008

THE COCA-COLA COMPANY

By:
Authorized Representative

Date:	1/10/2008

Agreed:

COCA-COLA ENTERPRISES LIMITED

By:
Authorized Representative

Date:	1/14/2008

Bottler’s Agreement

THIS AGREEMENT, made and entered into with effect from January 1, 2008, by and among THE COCA-COLA COMPANY, a corporation organized and existing under the laws of the State of Delaware, United States of America, with principal offices at One Coca-Cola Plaza, N.W., in the City of Atlanta, State of Georgia 30313, United States of America; THE COCA-COLA EXPORT CORPORATION, a corporation organized and existing under the laws of the State of Delaware, United States of America, with principal offices at One Coca-Cola Plaza, N.W., in the City of Atlanta, State of Georgia 30313, United States of America (The Coca-Cola Company and The Coca-Cola Export Corporation hereinafter collectively or severally referred to as the “Company” unless otherwise specified); and COCA-COLA ENTERPRISES LIMITED, a corporation organized and existing under the laws of England, with principal offices at Charter Place, Uxbridge, Middlesex UB8 1EZ, England (hereinafter referred to as the “Bottler”).

WITNESSETH:

WHEREAS,

A.	The Coca-Cola Company is engaged in the manufacture and the sale of beverage bases, essences, and other ingredients and a beverage base concentrate (hereinafter referred to as the “Concentrate”), the formula for which is an industrial secret of The Coca-Cola Company, from which a non-alcoholic beverage syrup or powder (hereinafter referred to as the “Syrup”) is prepared, and is also engaged in the manufacture and sale of the Syrup, which Concentrate or Syrup is used in the preparation of a non-alcoholic beverage product (hereinafter referred to as the “Beverage”) for sale in bottles and other containers and in other forms or manners;

B.	The Coca-Cola Company is the owner of the trade marks including “Coca-Cola” and “Coke” that distinguish the Concentrate, the Syrup, and the Beverage, the trade mark consisting of a Distinctive Bottle in various sizes in which the Beverage has been marketed for many years, the depiction of the Distinctive Bottle, the Dynamic Ribbon device, and the intellectual property embodied in the distinctive trade dress, other design devices and packaging elements associated with the Concentrate, the Syrup and the Beverage (said trade marks “Coca-Cola”, “Coke”, the Distinctive Bottle, the depiction of the Distinctive Bottle, the Dynamic Ribbon device, the intellectual property embodied in the distinctive trade dress, other design devices and packaging elements associated with the Concentrate, the Syrup and the Beverage, and any additional trade marks that The Coca-Cola Company may adopt from time to time to distinguish the Concentrate, the Syrup and the Beverage being hereinafter referred to as the “Trade Marks”);

C.	The Company has the exclusive right to prepare, package, distribute and sell the Beverage and the right to manufacture and sell the Concentrate in Great Britain and the Isle of Man;

D.	The Coca-Cola Company has designated and authorized certain third parties to supply the Concentrate to the Bottler (said third parties being hereinafter referred to as the “Authorized Suppliers”);

E.	The Bottler has requested an authorization from the Company to use the Trade Marks in connection with the preparation, packaging, distribution and sale of the Beverage in and throughout a territory as defined and described in this Agreement;

F.	The Company is willing to grant the requested authorization to the Bottler under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

I.	OBJECT OF THE AGREEMENT

1.	The Company hereby authorizes the Bottler, and the Bottler undertakes, upon the following terms and conditions, to prepare and package the Beverage in such containers as may be approved by the Company in writing from time to time (hereinafter referred to as “Approved Containers”) and to distribute and sell the same under the Trade Marks, in and throughout the following territory (hereinafter referred to as the “Territory”):

GREAT BRITAIN and THE ISLE OF MAN

2.	The Bottler recognizes that the Company has entered into or may enter into agreements similar to this Agreement with other parties outside the Territory and accepts the limitations such agreements may reasonably impose on the Bottler in the conduct of its business under this Agreement. The Bottler further agrees to conduct its business in such a manner so as to avoid conflicts with such other parties, and, in the event of disputes nevertheless arising with such other parties, to make every reasonable effort to settle them amicably.

3.	The Bottler will use the Concentrate exclusively for the preparation of the Syrup and the preparation and packaging of the Beverage as prescribed from time to time by the Company. The Bottler undertakes not to sell or resell the Concentrate or the Syrup, nor permit the same to fall into the hands of third parties, without the prior written consent of the Company.

4.	The Coca-Cola Company retains the sole and exclusive right at any time to determine the formula, composition or ingredients for the Concentrate and the Beverage.

5.	Except as may be provided herein and for the term of this Agreement, the Company will refrain from selling or distributing, or from causing the sale or distribution of, the Beverage in the Territory in Approved Containers. The Company reserves the rights, however, to prepare and package the Beverage in any container in the Territory for sale outside the Territory, and to prepare, package, distribute or sell, or authorize third parties to prepare, package, distribute or sell, the Beverage in the Territory in any container other than an Approved Container.

II.	OBLIGATIONS OF THE BOTTLER RELATIVE TO THE MARKETING, PLANNING AND REPORTING

6.	The Bottler covenants and agrees with the Company:

(a)

to make every effort and employ all practicable and approved means to promote, develop and exploit the full potential of the business of preparing, packaging, distributing, marketing and selling the Beverage throughout the Territory by creating, stimulating and expanding continuously the future demand for the Beverage and by satisfying fully and in all respects the current demand therefor;

(b)

to prepare, package, distribute and sell such quantities of the Beverage as shall in all respects satisfy fully every demand for the Beverage within the Territory; however, with the prior written consent of the Company, the Bottler may purchase the Beverage in Approved Containers from parties designated in writing by the Company for resale by the Bottler within the Territory;

(c)

to invest all the capital and to obtain and expend all the funds required for the organization, installation, operation, maintenance and replacement within the Territory of such manufacturing, warehousing, marketing, distribution, delivery, transportation and other facilities and equipment as shall be necessary for the Bottler to comply with its obligations under this Agreement;

(d)

to provide competent and well-trained management and recruit, train, maintain and direct all personnel required, sufficient in every respect to perform all of the obligations of the Bottler under this Agreement;

(e)

to deliver to the Company once in each calendar year a program or plan in writing acceptable to the Company as to form and substance and in accordance with the Bottler’s obligations under this Agreement, showing in detail the activities of the Bottler contemplated for the ensuing twelve-month period or such other period as the Company may prescribe, to prosecute such program or plan diligently, and to deliver to the Company upon its request written reports of the progress of the work in an acceptable form;

	(f)	to report to the Company accurate and current information on production, distribution and sales of the Beverage at such intervals, in such detail and in such form as may be requested by the Company;

(g)

to maintain accurate books, accounts and records and to provide to the Company such financial, accounting and other information as the Company may request to enable the Company to determine whether the Bottler is maintaining the consolidated financial capacity reasonably necessary to perform its obligations under this Agreement and in recognition of the Company’s interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the bottling, distribution and sales system;

(h)

not to sell and/or distribute the Beverage, without the prior written consent of the Company, outside the Territory or to anyone who intends to resell the Beverage outside the Territory; the foregoing prohibition does not apply if the Territory is a Member State or within a Member State of the European Economic Area and the sale results from an order from a customer in another Member State or for export to another Member State; and

(i)

not to actively seek customers nor maintain a branch outside the Territory; however, the Bottler shall have the right to fill unsolicited orders for the Beverage from any customer located within another Member State or for export to another Member State of the European Economic Area.

7.	The Bottler must, for its own account, budget and expend such funds for advertising, marketing and promoting the Beverage as may be reasonably required by the Company to create, stimulate and sustain the demand for the Beverage in the Territory, provided that the Bottler shall submit all advertising, marketing and promotional projects relating to the Trade Marks or the Beverage to the Company for its prior approval, and shall use, publish, maintain or distribute only such advertising, marketing or promotional material relating to the Trade Marks or the Beverage as the Company shall approve and authorize. The Company may agree from time to time and subject to such terms and conditions as it shall stipulate in each case to contribute financially to the Bottler’s marketing programs. The Company may also undertake, at its own expense and independently from the Bottler, any additional advertising or sales promotion activities in the Territory it deems useful or appropriate.

8.	(a)

The Bottler recognizes that the Company has entered into or may enter into agreements similar to this Agreement with other parties outside the Territory and accepts the limitations such agreements may reasonably impose on the Bottler in the conduct of its business under this Agreement. The Bottler further agrees to conduct its business in such a manner so as to avoid conflicts with such other parties, and, in the event of disputes nevertheless arising with such other parties, to make every reasonable effort to settle them amicably.

(b)

The Bottler will not oppose any additional actions the adoption of which are considered by the Company as necessary and justified in order to protect and improve the sales and distribution system for the Beverage, including, but not limited to, those actions which might be adopted concerning the supply of large and/or special customers whose field of activity transcends the boundaries of the Territory, even if such actions should limit the Bottler’s rights under this Agreement, including measures taken in compliance with the Rules of Competition of the European Union.

9.	The Bottler, recognizing the important benefit to itself and all the other parties referred to in Clause 8(a) above, of a uniform external appearance of the distribution and other equipment and materials used under this Agreement, agrees to accept and apply the standards adopted and issued from time to time by the Company for the design and decoration of trucks and other delivery vehicles, cases, cartons, coolers, vending machines and other materials and equipment used in the distribution and sale of the Beverage.

10.	The Bottler acknowledges and agrees that the broadest possible direct distribution and sale of the Beverage to retail outlets and final consumers in the Territory is an essential element in satisfying fully the demand for the Beverage pursuant to this Agreement. Notwithstanding the recognized advantages of direct distribution, the Bottler shall be authorized to distribute and sell the Beverage to wholesalers in the Territory who sell only to retail outlets in the Territory. Any other methods of distribution shall be subject to the prior written consent of the Company.

11.	(a)

In the event any of the Beverage prepared, packaged, distributed or sold by the Bottler is found within the territory of another authorized bottler or authorized distributor within a state that is not a Member State of the European Economic Area (hereinafter referred to as the “Injured Bottler”), then, in addition to all other remedies available to the Company:

(1)	if the phenomenon persists or reoccurs after the Company has requested the Bottler, in writing, to end or prevent it, by discharging the Bottler’s obligation under Clauses 6(h) and (i), the Company may, in its sole discretion, cancel forthwith the approval for the container(s) of the type which were found in the Injured Bottler’s territory;

(2)	the Company may charge the Bottler an amount of compensation for the Beverage found in the Injured Bottler’s territory, to include all lost profits, expenses and other costs incurred by the Company and the Injured Bottler; and

(3)	the Company may purchase any of the Beverage prepared, packaged, distributed or sold by the Bottler which is found in the Injured Bottler’s territory, and the Bottler shall, in addition to any other obligation it may have under this Agreement, reimburse the Company for the Company’s cost of purchasing, transporting and/or destroying such Beverage.

(b)

In the event the Beverage prepared, packaged, distributed or sold by the Bottler is found in the territory of an Injured Bottler, the Bottler shall make available to representatives of the Company all sales agreements and other records relating to the Beverage and assist the Company in all investigations relating to the sale and distribution of the Beverage outside the Territory.

(c)

The Bottler shall immediately inform the Company if at any time any solicitation or offer to purchase the Beverage is made to the Bottler by a third party which the Bottler knows or has reason to believe or suspect would result in the Beverage being marketed, sold, resold, distributed or redistributed outside the Territory in breach of this Agreement.

III.	OBLIGATIONS OF BOTTLER RELATIVE TO THE TRADE MARKS

12.	The Bottler will at all times recognize the validity and ownership of the Trade Marks by The Coca-Cola Company and will not at any time put in issue the validity and ownership of the Trade Marks.

13.	Nothing herein shall give the Bottler any interest in the Trade Marks or the goodwill attaching thereto or in any label, design, container or other visual representations thereof, or used in connection therewith; and the Bottler acknowledges and agrees that all rights and interest created through such usage of the Trade Marks, labels, designs, containers or other visual representations shall inure to the benefit and be the property of The Coca-Cola Company. The Coca-Cola Company and the Bottler agree and understand that there is extended to the Bottler under this Agreement a mere temporary permission, uncoupled with any right or interest, and without payment of any fee or royalty charge, to use said Trade Marks, labels, designs, containers or other visual representations thereof, in connection with the preparation, packaging, distribution and sale of the Beverage in Approved Containers; said use to be in such manner and with the result that all goodwill relating to the same shall accrue to The Coca-Cola Company as the source and origin of such Beverage, and the Company shall be absolutely entitled to determine in every instance the manner of presentation and such other steps necessary or desirable to secure compliance with this Clause 13.

14.	The Bottler shall not adopt or use any name, corporate name, trading name, title of establishment or other commercial designation which includes the words “Coca-Cola”, “Coca”, “Cola”, “Coke”, or any of them, or any name that is confusingly similar to any of them, or any graphic or visual representation of the Trade Marks or any other trade mark or intellectual property owned by The Coca-Cola Company, without the prior written consent of The Coca-Cola Company.

15	The Bottler covenants and agrees during the term of this Agreement and in accordance with applicable laws:

(a)

not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any product associated with any trade dress or any container that is an imitation of a trade dress or container in which the Company claims a proprietary interest or which is likely to be confused with or cause confusion or be perceived by consumers as confusingly similar to or be passed off as such trade dress or container;

(b)

not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any product associated with any trade mark or other designation which is an imitation or infringement of any of the Trade Marks or is likely to cause passing-off of any product which is intended to lead the public to believe that it originates with the Company because of the Bottler’s association with the business of manufacturing, preparing, packaging, distributing and selling the Beverage; without in any way limiting the generality of the foregoing, it is hereby expressly understood and stipulated that use of the word “Coca” or local language or phonetic equivalent in any form or fashion, or any word graphically or phonetically similar thereto or in imitation thereof, on any product other than that of The Coca-Cola Company would constitute an infringement of the trade mark “Coca-Cola” or be likely to cause passing-off;

(c)

not to use delivery vehicles, cases, cartons, coolers, vending machines and other equipment bearing the Trade Marks for the distribution and sale of any products which are not identified by the Trade Marks without the prior written consent of the Company;

(d)

during the term of this Agreement and for a period of two (2) years after its termination not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any other concentrate, beverage base, syrup or beverage which is likely to be confused with or passed off for the Concentrate, Syrup or Beverage; and

(e)

not to acquire or hold, directly or indirectly, any ownership interest in, or enter into any contract or arrangement with respect to the management or control of any person or legal entity, within or outside of the Territory, that engages in any of the activities prohibited under this Clause 15.

The covenants herein contained apply not only to the activities with which the Bottler may be directly concerned, but also to activities with which the Bottler may be indirectly concerned through ownership, control, management, partnership, agreement or otherwise, and whether located within or outside of the Territory.

16.	It is understood and agreed among the parties that in the event that either:

(a)

a third party which is in the opinion of the Company directly or indirectly through ownership, control, management or otherwise, concerned with the manufacture, preparation, packaging, distribution or sale of any product specified in Clause 15 hereof shall acquire or otherwise obtain control or any direct or indirect influence on the management of the Bottler; or

(b)

any person, firm or company having majority ownership or direct or indirect control of the Bottler or who is directly or indirectly controlled either by the Bottler or by any third party which has control or any direct or indirect influence in the opinion of the Company on the management of the Bottler, shall engage in the preparation, packaging, distribution or sale of any products specified in Clause 15 hereof;

then the Company shall have the right to terminate this Agreement forthwith without liability for damages unless the third party making such acquisition referred to in subclause (a) hereof or the person, firm or company referred to in subclause (b) hereof shall, on being notified in writing by the Company of its intention to terminate as aforesaid, agrees to discontinue, and shall in fact discontinue, the manufacture, preparation, packaging, distribution or sale of such product(s) within a reasonable period not exceeding six (6) months from the date of notification.

IV.	OBLIGATIONS OF BOTTLER RELATIVE TO THE PREPARATION AND PACKAGING OF THE BEVERAGE

17.	(a)

The Bottler covenants and agrees to use only the Concentrate in preparing the Syrup and the Syrup only for preparing and packaging the Beverage, in strict adherence to and compliance with the written instructions issued to the Bottler from time to time by the Company. The Bottler further covenants and agrees that, in preparing, packaging and distributing the Beverage, the Bottler shall at all times conform to the standards, including quality, hygienic, environmental and otherwise, established in writing from time to time by the Company and comply with all applicable legal requirements.

(b)

The Bottler, recognizing the importance of identifying the source of manufacture of the Beverage in the market, agrees to use identification codes on all packaging materials for the Beverage, including Approved Containers and non-returnable cases. The Bottler further agrees to install, maintain and use the necessary machinery and equipment required for the application of such identification codes. The Company shall provide the Bottler, from time to time, with necessary instructions in writing regarding the forms of the identification codes to be used by the Bottler in that connection, and the production and sales records to be maintained by the Bottler.

(c)

In the event the Company determines or becomes aware of the existence of any quality or technical problems relating to the Beverage or Approved Containers in respect of the Beverage, the Company may require the Bottler to take all necessary action to recall all of the Beverage or withdraw immediately any such Beverage from the market or the trade, as the case may be. The Company shall notify the Bottler by telephone, fax, e-mail or any other form of immediate communication with written confirmed receipt, of the decision by the Company to require the Bottler to recall such Beverage or withdraw such Beverage from the market or trade, and the Bottler shall, upon receipt of such notice, immediately cease distribution of such Beverage and take such other actions as may be required by the Company in connection with the recall of such Beverage or withdrawal of such Beverage from the market or trade.

(d)

In the event the Bottler determines or becomes aware of the existence of quality or technical problems relating to the Beverage or Approved Containers in respect of the Beverage, then the Bottler shall immediately notify the Company by telephone, fax, e-mail or any other form of immediate communication with written confirmed receipt. This notification shall include: (1) the identity and quantities of the Beverage involved, including the specific Approved Containers, (2) coding data and (3) all other relevant data that will assist in tracing such Beverage.

The Bottler shall permit the Company, its officers, agents or designees, at all times to enter and inspect the facilities, equipment and methods used by the Bottler, whether directly or incidentally, in or for the preparation, packaging, storage and handling of the Beverage to ascertain whether the Bottler is complying with the terms of this Agreement, including, but not limited to Clauses 17, 21 and 34. The Bottler also agrees to provide the Company with all the information regarding Bottler’s compliance with the terms of this Agreement, including, but not limited to, Clauses 17, 21 and 34, as the Company may request from time to time.

18.	The Bottler shall submit to the Company, at the Bottler’s expense, samples of the Syrup, the Beverage and of materials used in the preparation of the Syrup and the Beverage, in accordance with instructions that the Company may give from time to time.

19.	(a)

In the packaging, distribution and sale of the Beverage, the Bottler shall use only such Approved Containers and closures, cases, cartons, labels and other packaging materials approved from time to time by the Company, and the Bottler shall purchase such items only from manufacturers who have been authorized in writing by the Company to manufacture the items to be used in connection with the Trade Marks and the Beverage. The Company shall use its best efforts to approve two or more manufacturers of such items, it being understood that said approved manufacturers maybe located within or outside of the Territory.

(b)

The Bottler shall inspect Approved Containers and closures, cases, cartons, labels and other packaging materials to be used in connection with the Beverage and shall use only those items which the Bottler has determined comply with both the standards established by applicable laws in the Territory and the standards and specifications prescribed by the Company. The Bottler shall assume independent responsibility in connection with the use of such Approved Containers, closures, cases, cartons, labels and other packaging materials which the Bottler has determined conform to such standards.

(c)

The Bottler shall maintain at all times a sufficient stock of Approved Containers, closures, cases, cartons, labels and other packaging materials to satisfy fully the demand for the Beverage in the Territory.

20.	(a)

The Bottler recognizes that increases in the demand for the Beverage, as well as changes in the Approved Containers, may from time to time require modifications or other changes in respect of its existing manufacturing, packaging, delivery or vending equipment or require the purchase of additional manufacturing, packaging, delivery or vending equipment. The Bottler agrees to make such modifications to existing equipment and to purchase and install such additional equipment as necessary with sufficient lead time to enable the introduction of new Approved Containers and the preparation and packaging of the Beverage in accordance with the continuing obligations of the Bottler to develop, stimulate and satisfy fully every demand for the Beverage in the Territory.

(b)

In the event the Bottler uses refillable Approved Containers in the preparation, packaging, distribution and sale of the Beverage, the Bottler agrees to invest the necessary capital and to appropriate and expend such funds as may be required from time to time to establish and maintain an adequate inventory of refillable Approved Containers. In order to ensure the continuing quality and appearance of said inventory of refillable Approved Containers, the Bottler further agrees to replace all or part of the inventory of refillable Approved Containers as may be reasonably necessary and in accordance with the obligations of the Bottler pursuant to this Agreement.

	(c)	The Bottler shall not use or permit the use of the Approved Containers, closures, cases, cartons, labels and other packaging materials referred to in this Agreement for any purpose, except in connection with the Beverage and shall not refill or otherwise reuse any non-refillable Approved Containers that have been previously used.

21.	(a)

The Bottler shall be solely responsible in carrying out its obligations herein for compliance with all statutes, regulations and by-laws issued by government or local or other competent authorities applicable in the Territory, and shall inform the Company forthwith of any provision thereof which would prevent or limit in any way strict compliance by the Bottler with its obligations herein.

(b)

Without limiting the generality of the foregoing, the Bottler covenants and agrees to comply at all times with (i) all environmental, health and safety laws, regulations, and other legal requirements issued by government authorities applicable in the Territory and (ii) the Company’s environmental management standards or program as issued from time to time in writing.

V.	CONDITIONS OF PURCHASE AND SALE

22.	(a)

The Company reserves the right, by giving written notice to the Bottler, to establish and to revise from time to time and at any time, in its sole discretion, the price of the Concentrate, the Authorized Supplier, the supply point and alternate supply points for the Concentrate, the conditions of shipment and payment, and the currency or currencies acceptable to the Company or the Authorized Suppliers.

(b)

If the Bottler is unwilling to pay the revised price in respect of the Concentrate, then the Bottler shall so notify the Company in writing within thirty (30) days from receipt of the written notice from the Company revising the aforesaid price. In such event, this Agreement shall terminate automatically without liability by any party for damages three (3) calendar months after receipt of the Bottler’s notification.

(c)

Any failure on the part of the Bottler to notify the Company in respect of the revised price of the Concentrate pursuant to subclause (b) hereof shall be deemed to be acceptance by the Bottler of the revised price.

(d)

The Company reserves the right, to the extent permitted by the law applicable in the Territory, to establish and to revise, by giving written notice to the Bottler, maximum prices at which the Beverage in Approved Containers may be sold by the Bottler to wholesalers and retailers and the maximum retail prices for the Beverage. It is recognized in this regard that the Bottler may sell the Beverage to wholesalers and retailers and authorize the retail sale of the Beverage at prices which are lower than the maximum prices. The Bottler shall not, however, increase the maximum prices established or revised by the Company at which the Beverage in Approved Containers may be sold to wholesalers and retailers nor authorize an increase in the maximum prices for the Beverage without the prior written consent of the Company.

(e)

The Bottler undertakes to collect from or charge to retail or wholesale outlets, as applicable, for each refillable Approved Container and each returnable case delivered to retail or wholesale outlets, such deposits as the Company may determine from time to time by giving written notice to the Bottler, and to make all reasonably diligent efforts to recover all empty refillable Approved Containers and cases and, upon recovery, to refund or to credit the deposits for said refillable Approved Containers and returnable cases returned undamaged and in good condition.

VI.	DURATION AND TERMINATION OF AGREEMENT

23.	This Agreement shall expire, without notice, on December 31, 2017, unless it has been earlier terminated as provided herein. It is recognized and agreed among the parties hereto that the Bottler shall have no right to claim a tacit renewal of this Agreement.

24.	(a)	This Agreement may be terminated by the Company or the Bottler forthwith and without liability for damages by written notice given by the party entitled to terminate to the other party:

(1)	if the Company, the Authorized Suppliers or the Bottler cannot legally obtain foreign exchange to remit abroad in payment of imports of the Concentrate or the ingredients or materials necessary for the manufacture of the Concentrate, the Syrup or the Beverage; or

(2)	if any part of this Agreement ceases to be in conformity with the laws or regulations applicable in the Territory and, as a result thereof, or as a result of any other laws affecting this Agreement, any one of the material stipulations herein cannot be legally performed or the Syrup cannot be prepared, or the Beverage cannot be prepared or sold in accordance with the instructions issued by the Company pursuant to Clause 17 above, or if the Concentrate cannot be manufactured or sold in accordance with the Company’s formula or the standards prescribed by it.

(b)	This Agreement may be terminated forthwith by the Company without liability for damages:

(1)	if the Bottler becomes insolvent, or if a petition in bankruptcy is flied against or on behalf of the Bottler which is not stayed or dismissed within one hundred and twenty (120) days, or if the Bottler passes a resolution for winding up, or if a winding up or judicial management order is made against the Bottler, or if a receiver is appointed to manage the business of the Bottler, or if the Bottler enters into any judicial or voluntary scheme of composition with its creditors or concludes any similar arrangements with them or makes an assignment for the benefit of creditors; or

(2)	in the event of the Bottler’s dissolution, nationalization or expropriation, or in the event of the confiscation of the production or distribution assets of the Bottler.

25.	(a)

This Agreement may also be terminated by the Company or the Bottler without liability for damages if the other party fails to observe any one or more of the terms, covenants or conditions of this Agreement, and fails to remedy such default(s) within sixty (60) days after such party has been given written notice of such default(s).

(b)

In addition to all other remedies to which the Company may be entitled hereunder, if at any time the Bottler fails to follow the instructions or to maintain the standards prescribed by the Company or required by applicable laws in the Territory for the preparation and packaging of the Syrup or the Beverage, the Company shall have the right to prohibit the production of the Syrup or the Beverage until the default has been corrected to the Company’s satisfaction, and the Company may demand the suspension of distribution and delivery of the Beverage and further demand the recall or withdrawal from the market or trade, at the Bottler’s expense, of the Beverage not in conformity with or not manufactured in conformity with such instructions, standards or requirements, and the Bottler shall promptly comply with such prohibition or demand. During the period of such prohibition of production, the Company shall be entitled to suspend deliveries of the Concentrate to the Bottler and to supply the Beverage or to arrange for others to supply the Beverage in the Territory. No prohibition or demand shall be deemed a waiver of the rights of the Company to terminate this Agreement pursuant to this Clause 25.

26.	Upon the expiration or earlier termination of this Agreement:

(a)

the Bottler shall not thereafter prepare, package, distribute or sell the Beverage or make any use of the Trade Marks, Approved Containers, closures, cases, cartons, labels, other packaging material or advertising, marketing or promotional material used or which are intended for use by the Bottler solely in connection with the preparation, packaging, distribution and sale of the Beverage;

(b)

the Bottler shall forthwith eliminate all references to the Company, the Beverage and the Trade Marks from the premises, delivery vehicles, vending machines, coolers and other equipment of the Bottler and from all business stationery and all written, graphic, electromagnetic, digital or other advertising, marketing or promotional material used or maintained by the Bottler, and the Bottler shall not thereafter hold forth in any manner whatsoever that the Bottler has any connection with the Company, the Beverage or the Trade Marks;

(c)

the Bottler shall forthwith deliver to the Company or a third party, in accordance with such instructions as the Company shall give, all of the Concentrate, Beverage in Approved Containers, usable Approved Containers bearing the Trade Marks or any of them, closures, cases, cartons, labels and other packaging materials bearing the Trade Marks and advertising material for the Beverage still in the Bottler’s possession or under its control, and the Company shall, upon delivery thereof pursuant to such instructions, pay to the Bottler a sum equal to the reasonable market value of such supplies or materials, provided that the Company will accept and pay for only such supplies or materials as are in first-class and usable condition; and provided further that all Approved Containers, closures, cases, cartons, labels and other packaging materials and advertising materials bearing the name of the Bottler and any such supplies and materials which are unfit for use according to the Company’s standards shall be destroyed by the Bottler without cost to the Company; and provided further that, if this Agreement is terminated in accordance with the provisions of Clauses 16, 22(b), 24(a), 25 or 27 or as a result of any of the contingencies provided in Clause 30 (including termination by operation of law), or if the Agreement is terminated by the Bottler for any reason other than in accordance with or as a result of the operation of Clauses 22(b) or 25, the Company shall have the option, but no obligation, to purchase from the Bottler the supplies and materials referred to above; and

(d)

all rights and obligations hereunder, whether specifically set out or whether accrued or accruing by use, conduct or otherwise, shall expire, cease and end, excepting all provisions concerning the obligations of the Bottler as set forth in Clauses I l(a)(2) and (a)(3) and 12, 13, 14, 26, 31, 32, 33(a), 33(c) and 33(d), all of which shall continue in full force and effect, provided always that this provision shall not affect any rights the Company may have against the Bottler in respect of any claim for nonpayment of any debt or account owed by the Bottler to the Company or its Authorized Suppliers.

VII.	OWNERSHIP AND CONTROL OF THE BOTTLER

27.	It is recognized and acknowledged among the parties hereto that the Company has a vested and legitimate interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the Company’s international bottling, distribution and sales system. It is further recognized and acknowledged among the parties hereto that this Agreement has been entered into by the Company intuitu personae and in reliance upon the identity, character and integrity of the owners, controlling parties and managers of the Bottler, and the Bottler warrants having made to the Company prior to the execution hereof a full and complete disclosure of the owners and of any third parties having a right to, or power of, control or management of the Bottler. It is therefore agreed among the parties hereto that notwithstanding the provisions of Clause 16 or any other provision of this Clause 27, in the event of any change, due to any cause, of the real persons or legal entities having direct or indirect ownership or control of the Bottler, including any changes of the share-owner composition of such entities, the Company, in its sole discretion, may terminate this Agreement forthwith and without liability for damages. The Bottler, therefore, covenants and agrees:

(a)

not to assign, transfer, pledge or in any way encumber this Agreement or any interest herein or rights hereunder, in whole or in part, to any third party or parties without the prior written consent of the Company;

(b)	not to delegate performance of this Agreement, in whole or in part, to any third party or parties without the prior written consent of the Company;

(c)	to notify the Company promptly in the event of or upon obtaining knowledge of any third party action which may or will result in any change in the ownership or control of the Bottler;

(d)

to make available from time to time and at the request of the Company complete records of current ownership of the Bottler and full information concerning any third party or parties by whom it is controlled, directly or indirectly;

(e)

to the extent the Bottler has any legal control over changes in the ownership or control of the Bottler, not to initiate or implement, consent to or acquiesce in any such change without the prior written consent of the Company; and

(f)

if the Bottler is organized as a partnership, not to change the composition of such partnership by the inclusion of any new partners or the release of existing partners without the prior written consent of the Company.

In addition to the foregoing provisions of this Clause 27, if a proposed change in ownership or control of the Bottler involves a direct or indirect transfer to or acquisition of ownership or control of the Bottler, in whole or in part, by a person or entity authorized by the Company to manufacture, sell, distribute or otherwise deal in any beverage products and/or any Trade Marks of the Company (the “Acquiror Bottler”), the Company may request any and all information it considers relevant from both the Bottler and the Acquiror Bottler in order to make its determination as to whether to consent to such change. In any such circumstances, the parties hereto, recognizing and acknowledging the vested and legitimate interest of the Company in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the Companys international bottling, distribution and sales system, expressly agree that the Company may consider all and any factors, and apply any criteria that it considers relevant in making such determination.

It is further recognized and agreed among the parties hereto that the Company, in its sole discretion, may withhold consent to any proposed change in ownership or other transaction contemplated in this Clause 27, or may consent subject to such conditions as the Company, in its sole discretion, may determine. The parties hereto expressly stipulate and agree that any violation by the Bottler of the foregoing covenants contained in this Clause 27 shall entitle the Company to terminate this Agreement forthwith without liability for damages; and, furthermore, in view of the personal nature of this Agreement, that the Company shall have the right to terminate this Agreement without liability for damages if any other third party or parties should obtain any direct or indirect interest in the ownership or control of the Bottler, even when the Bottler had no means to prevent such a change, if, in the opinion of the Company, such change either enables such third party or parties to exercise a decisive influence over the management of the Bottler or materially alters the ability of the Bottler to comply fully with the terms, obligations and conditions of this Agreement.

28.	The Bottler shall, prior to the issue, offer, sale, transfer, trade or exchange of any of its shares of stock or other evidence of ownership, its bonds, debentures or other evidence of indebtedness, or the promotion of the sale of the above, or stimulation or solicitation of the purchase or an offer to sell thereof, obtain the written consent of the Company whenever the Bottler uses in this connection the name of the Company or the Trade Marks or any description of the business relationship with the Company in any prospectus, advertisement or other sales efforts. The Bottler shall not use the name of the Company or the Trade Marks or any description of the business relationship with the Company in any prospectus or advertisement used in connection with the Bottler’s acquisition of any shares or other evidence of ownership in a third party without the Company’s prior written consent.

VIII.	GENERAL PROVISIONS

29.	The Company may assign any of its rights and delegate all or any of its duties or obligations under this Agreement to one or more of its subsidiaries or related companies provided, however, that any such delegation shall not relieve the Company from any of its contractual obligations under this Agreement. In addition, the Company, in its sole discretion, may through written notice to the Bottler appoint a third party as its representative to ensure that the Bottler carries out its obligations under this Agreement, with full powers to oversee the Bottler’s performance and to require from the Bottler its compliance with all the terms and conditions of this Agreement.

30.	Neither the Company nor the Bottler shall be liable for failure to perform any of their respective obligations hereunder when such failure is caused by or results from:

(a) strike, blacklisting, boycott or sanctions imposed by a sovereign nation or supra-national organization of sovereign nations, however incurred; or

(b)

act of God, force majeure, public enemies, authority of law and/or legislative or administrative measures (including the withdrawal of any government authorization required by any of the parties to carry out the terms of this Agreement), embargo, quarantine, riot, insurrection, a declared or undeclared war, state of war or belligerency or hazard or danger incident thereto; or

(c) any other cause whatsoever beyond their respective control.

In the event the Bottler is unable to perform its obligations as a consequence of any of the contingencies set forth in this Clause 30, and for the duration of such inability, the Company and Authorized Suppliers shall be relieved of their respective obligations under Clauses 2 and 5; and provided that, if any such failure by any party shall persist for a period of six (6) months or more, any of the parties hereto may terminate this Agreement without liability for damages.

31.	(a)

The Coca-Cola Company reserves the sole and exclusive right to institute any civil, administrative or criminal proceedings or actions, and generally to take or seek any available legal remedy it deems desirable, for the protection of its reputation, Trade Marks, and other intellectual property rights, as well as for the protection of the Concentrate, the Syrup and the Beverage, and to defend any action affecting these matters. At the request of The Coca-Cola Company, the Bottler will render assistance in any such action. The Bottler shall not have any claim against the Company as a result of such proceedings or action or for any failure to institute or defend such proceedings or action. The Bottler shall promptly notify the Company of any litigation or proceedings instituted or threatened affecting these matters. The Bottler shall not institute any legal or administrative proceedings against any third party which may affect the interests of the Company without the prior written consent of the Company.

(b)

The Coca-Cola Company has the sole and exclusive right and responsibility to initiate and defend all proceedings and actions relating to the Trade Marks. The Coca-Cola Company may initiate or defend any such proceedings or actions in its own name or require the Bottler to institute or defend such proceedings or actions either in its own name or in the joint names of the Bottler and The Coca-Cola Company.

32	(a)

The Bottler agrees to consult with the Company on all product liability claims, proceedings or actions brought against the Bottler in connection with the Beverage or Approved Containers and to take such action with respect to the defense of any such claim or lawsuit as the Company may reasonably request in order to protect the interests of the Company in the Beverage, the Approved Containers or the goodwill associated with the Trade Marks.

(b)

The Bottler shall indemnify and hold harmless the Company, its affiliates and their respective officers, directors and employees from and against all costs, expenses, damages, claims, obligations and liabilities whatsoever arising from facts or circumstances not attributable to the Company including, but not limited to, all costs and expenses incurred in settling or compromising any of the same arising out of the preparation, packaging, distribution, sale or promotion of the Beverage by the Bottler, including, but not limited to, all costs arising out of the acts or defaults, whether negligent or not, of the Bottler, the Bottler’s distributors, suppliers and wholesalers.

(c)

The Bottler shall obtain and maintain a policy of insurance with insurance carriers satisfactory to the Company giving full and comprehensive coverage both as to amount and risks covered in respect of matters referred to in subclause (b) above (including the indemnity contained therein) and shall on request produce evidence satisfactory to the Company of the existence of such insurance. Compliance with this Clause 32(c) shall not limit or relieve the Bottler from its obligations under Clause 32(b) hereof.

33.	The Bottler covenants and agrees:

(a)

that it will make no representations or disclosures to public or government authorities or to any other third party, relating to the Concentrate, the Syrup or the Beverage without the prior written consent of the Company;

(b)

in the event that the Bottler is publicly listed or traded, it will disclose to the Company any financial or other information relating to the performance or prospects of the Bottler at the same time as the Bottler is required to disclose such information pursuant to the regulations of the stock exchange or the securities or corporations law applicable to the Bottler;

(c)

that it will at all times, both during the continuance and after termination of this Agreement, keep strictly confidential all secret and confidential information including, without limiting the generality of the foregoing, mixing instructions and techniques, sales, marketing and distribution information, projects and plans, relating to the subject matter of this Agreement, which the Bottler may receive from the Company, or in any other manner, and to ensure that such information shall be made known only to those officers, directors and employees bound by reasonable provisions incorporating the secrecy obligations set out in this Clause; and

(d)

that upon the expiration or earlier termination of this Agreement, it will forthwith hand over to the Company or to whomever the Company may direct all written or graphic, electromagnetic, computerized, digital or other materials comprising or containing any information subject to the obligation of confidentiality hereunder.

34.	The Bottler agrees to inform the Company:

(1)

When a Country or Channel in the Territory becomes subject to the terms of the Undertaking given by the Bottler to the European Commission (the “Undertaking”), or ceases to be subject to the Undertaking because the applicable thresholds set out in the Undertaking are not met.

(2)

Of any action it becomes aware of that is initiated by a third party before a competent regulatory authority or court, in which it is alleged that the Bottler has violated any of the terms of the Undertaking.

(3) Of steps it has taken to ensure compliance with the Undertaking.

(4)

If at any time during the term of this Agreement or the period of the Undertaking, it intends to contact the European Commission or a national competition authority in any country in the European Economic Area on any matter relating to the Undertaking or on a provision of this Agreement that relates to the Undertaking.

35.	The Company and the Bottler recognize that incidents may arise which can threaten the reputation and business of the Bottler and/or negatively affect the good name, reputation and image of The Coca-Cola Company and the Trade Marks. In order to address such incidents, including but not limited to any questions of quality of the Beverage that may occur, the Bottler will designate and organize an incident management team and inform the Company of the members of such team. The Bottler further agrees to cooperate fully with the Company and such third parties as the Company may designate and coordinate all efforts to address and resolve any such incident consistent with procedures for crisis management that may be issued to the Bottler by the Company from time to time.

36.	In the event of any provisions of this Agreement being or becoming legally ineffective or invalid, the validity or effect of the remaining provisions of this Agreement shall not be affected; provided that the invalidity or ineffectiveness of the said provisions shall not prevent or unduly hamper performance hereunder or prejudice the ownership or validity of the Trade Marks. The right to terminate in accordance with Clause 24(a)(2) is not affected hereby.

37.	(a)

As to all matters and things herein mentioned, this Agreement, as may be amended or supplemented in writing from time to time, shall constitute the only agreement among the Company and the Bottler. All prior agreements of any kind whatsoever among the parties relating to the subject matter are cancelled hereby; provided, however, that any written representations made by the Bottler upon which the Company relied in entering into this Agreement shall remain binding upon the Bottler.

(b)

Any waiver or modification of, or alteration or addition to, this Agreement or any of its provisions, shall not be binding upon the Company or the Bottler unless same shall be executed by duly authorized representatives of the Company and the Bottler.

(c)

All written notices given pursuant to this Agreement shall be by courier, telefax, hand or registered (air) mail and shall be deemed to be given on the date such notice is dispatched, such hand delivery is effected, or such registered letter is mailed. Such written notices shall be addressed to the last known address of the party concerned. Each party shall promptly advise the other parties of any change in its address.

38.	Failure of the Company to exercise promptly any right herein granted, or to require strict performance of any obligation undertaken herein by the Bottler, shall not be deemed to be a waiver of such right or of the right to demand subsequent performance of any and all obligations herein undertaken by the Bottler.

39.	The Bottler is an independent contractor and is not an agent of or a partner or joint venturer with, the Company. The Bottler agrees that it will neither represent, nor allow itself to be held out as an agent of or partner or joint venturer with the Company.

40.	The headings herein are solely for the convenience of the parties and shall not affect the interpretation of this Agreement.

41.	This Agreement shall be interpreted, construed and governed by and in accordance with the laws of England, without giving effect to any applicable principles of choice or conflict of laws.

IN WITNESS WHEREOF, The Coca-Cola Company and The Coca-Cola Export Corporation in Atlanta, Georgia, United States of America, and the Bottler in Uxbridge, England, have caused these presents to be executed in triplicate by the duly authorized person or persons on their behalf on the dates indicated below.

THE COCA-COLA COMPANY		COCA-COLA ENTERPRISES LIMITED

By:		By:
	Authorized Representative		Authorized Representative

Date:	1/10/2008	Date:	1/14/2008

THE COCA-COLA EXPORT CORPORATION

By:
Authorized Representative

Date:	1/10/2008